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                                                                    EXHIBIT 12.1

                                                            PERIOD FROM
                                                             INCEPTION
                                                          (MARCH 1, 1996)
VERIO INC.                                                       TO                     YEAR ENDED               THREE-MONTHS
RATIO OF EARNINGS TO FIXED CHARGES                          DECEMBER 31,               DECEMBER 31,              ENDED MARCH 31,
(in thousands)                                              -------------     ------------------------------   -------------------

                                                               1996             1997       1998       1999       1999       2000
                                                             --------         --------   --------   --------   --------   --------
Pre-tax loss from continuing operations before                 (5,802)         (47,993)  (112,336)  (181,906)   (45,112)   (66,950)
  adjustment for minority interests in consolidated
  subsidiaries or income or loss from
  equity investees

Add:

Interest on debt                                                  115           11,826     35,946     87,183     20,358     31,794
Interest portion of rentals (1/3 interest expense)                 43              619      1,349      3,859        845      1,396
Amortization of debt issuance costs                               175              178      1,358      2,570        717        932

                                                             --------         --------   --------   --------   --------   --------
Earnings (loss) available for fixed charges                    (5,469)         (35,370)   (73,683)   (88,294)   (23,192)   (32,828)
                                                             ========         ========   ========   ========   ========   ========

Fixed charges:

Interest on debt                                                  115           11,826     35,946     87,183     20,358     31,794
Interest portion of rentals (1/3 interest expense)                 43              619      1,349      3,859        845      1,396
Amortization of debt issuance costs                               175              178      1,358      2,570        717        932
Preferred stock dividend requirements of Verio                     23              260         87     10,868         --      6,075

                                                             --------         --------   --------   --------   --------   --------
Total fixed charges                                               356           12,883     38,740    104,480     21,920     40,197
                                                             ========         ========   ========   ========   ========   ========


Ratio of earnings to fixed charges                                NM*               NM*       NM*        NM*        NM*        NM*

Deficiency                                                     (5,825)         (48,253)  (112,423)  (192,774)   (45,112)   (73,025)
                                                             ========         ========   ========   ========   ========   ========

*NM - not meaningful due to losses in each period.
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